Exhibit 99.1

Company Contact:

Investor Contact:

Maureen Hart

Stephen Bassett

Axcelis Technologies, Inc.

Axcelis Technologies, Inc.

Tel: +1 (978) 787 4266

Tel: +1 (978) 787 4000

Fax: +1 (978) 787 4275

Fax: +1 (978) 787 9133

maureen.hart@axcelis.com

investor.relations@axcelis.com

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2009

BEVERLY, Mass.—May 11, 2009—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the first quarter ended March 31, 2009. The Company reported first quarter revenue of $25.7 million, compared to $42.0 million for the fourth quarter of 2008. Net loss for the first quarter was $29.2 million, or $0.28 per share. This compares to a net loss for the fourth quarter of 2008 of $141.4 million, or $1.37 per share, which includes charges for restructuring of $3.4 million ($0.03 per share), impairment of intangible and long-lived assets of $46.9 million ($0.46 per share), impairment of goodwill of $42.1 million ($0.41 per share), and excess inventory of $23.2 million ($0.23 per share). In the corresponding quarter for the previous year, the Company reported revenues of $84.9 million, and net loss of $11.1 million, or $0.11 per share.

First Quarter Detail

Shipments

Shipments, including aftermarket business, before provision for deferred revenue for the first quarter totaled $25.6 million. Geographically, Axcelis’ systems shipments were to: North America, 45%; and Asia, 55%.  The ion implantation business accounted for 79% of total shipments in the first quarter.

Orders and Backlog

Orders (new systems bookings and aftermarket) received for the first quarter totaled $20.9 million.  New systems bookings, excluding aftermarket, amounted to $2.4 million.  Backlog plus deferred systems revenue at quarter end was $16.0 million. Backlog consists of systems orders (aftermarket orders are excluded) that are generally scheduled to ship within six months.

Balance Sheet

Cash and cash equivalents were $71.2 million at March 31, 2009. The Company ended the quarter with working capital of $205.7 million.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. The company’s Internet address is: www.axcelis.com.

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Axcelis Technologies, Inc.

Consolidated Statements of Operations

In thousands, except per share amounts

(Unaudited)

	Three Months ended March 31,
	2009	2008

Revenue	25,728	84,894

Cost of revenue	22,721	55,678

Gross profit	3,007	29,216

Operating expenses
Research and development	9,535	16,853
Sales and marketing	6,879	11,905
General and administrative	10,670	9,814
Amortization of intangible assets	—	656
Restructuring charges	984	51
	28,068	39,279

Loss from operations	(25,061)	(10,063)

Other income (expense)
Gain on sale of SEN	1,080	—
Equity income (loss) of SEN	(3,238)	1
Interest income	63	690
Interest expense	(1,676)	(1,601)
Other-net	(205)	318
	(3,976)	(592)

Loss before income taxes	(29,037)	(10,655)

Income taxes	118	426

Net loss	$(29,155)	$(11,081)

Net loss per share
Basic and diluted net loss per share	$(0.28)	$(0.11)

Shares used in computing basic and diluted net loss per share Weighted average common shares	103,284	102,447

Axcelis Technologies, Inc.

Consolidated Balance Sheets

In thousands

(Unaudited)

	March 31,	December 31,
	2009	2008

Assets

Current assets
Cash and cash equivalents	$71,243	$37,694
Restricted cash	8,321	8,654
Accounts receivable, net	20,971	27,486
Inventories, net	140,459	150,113
Prepaid expenses and other current assets	15,281	17,231
Total current assets	256,275	241,178

Property, plant and equipment, net	43,692	44,432
Investment in SEN	—	156,677
Other assets	11,914	12,894
	$311,881	$455,181

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$11,226	$8,066
Accrued compensation	12,842	15,841
Warranty	2,089	3,137
Income taxes	409	337
Deferred revenue	12,552	12,508
Other current liabilities	11,501	6,897
Current portion of convertible subordinated debt	—	83,210
Total current liabilities	50,619	129,996

Long-term deferred revenue	1,840	1,872
Other long-term liabilities	3,607	3,936

Stockholders’ equity
Preferred Stock	—	—
Common stock	103	103
Additional paid-in capital	484,395	483,546
Treasury stock	(1,218)	(1,218)
Accumulated deficit	(227,634)	(198,479)
Accumulated other comprehensive income	169	35,425
	255,815	319,377
	$311,881	$455,181